Exhibit 10.2

RETIREMENT AND CONSULTING AGREEMENT

This RETIREMENT AND CONSULTING AGREEMENT (this “Agreement”) is made and dated as of December 9, 2020, by and between Intercept Pharmaceuticals, Inc. (the “Company”), and Mark Pruzanski (the “Executive”).

WHEREAS, the Executive is employed as President and Chief Executive Officer of the Company pursuant to an Employment Agreement dated as of May 14, 2013 (the “Employment Agreement”); and

WHEREAS, the Executive has determined that it is an appropriate time for the Company to transition to new leadership and therefore wish to set forth the terms of such transition; and

WHEREAS, the Executive and the Company’s Board of Directors (the “Board”) wish to provide for the Executive’s ongoing assistance to the Company as a consultant during the Consulting Period (as defined below).

NOW, THEREFORE, in order to provide for an orderly transition and in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1.	Retirement; Consulting Period; Consulting Fees; Indemnification; Attorney's Fees.

(a)               Effective as of January 1, 2021 (the “Transition Date”), the Executive hereby retires from his employment with the Company and all of its affiliates and from his position President and Chief Executive Officer of the Company. Such retirement does not constitute a resignation or retirement from the Board. The Executive and the Company each hereby waive any advance notice period which otherwise may have been required in connection with the Executive’s retirement. Between the date hereof and the Transition Date, the Executive shall continue to receive compensation and benefits from the Company at their existing levels.

(b)               For the period commencing on the Transition Date and ending on such date following the first anniversary of the Transition Date as either party may determine, (the “Consulting Period”), the Executive shall provide consulting services to the Company as a non-employee consultant, which services shall consist of assisting the Company with the transition of the Executive’s duties to the Company’s new leadership team, assisting the Company’s executive team, its Board and other senior Company personnel with respect to specific projects and providing assistance with respect to any investigative, administrative or regulatory proceeding as requested from time to time.

(c)               During the Consulting Period, the Company shall pay the Executive a consulting fee of $118,200 per month (such fee, the “Consulting Fee”), payable monthly in arrears. The Company shall reimburse the Executive for all pre-approved reasonable business expenses incurred by the Executive during the Consulting Period in connection with providing the consulting services hereunder. The Executive shall bill the Company monthly for all such expenses (including providing reasonably required documentation of such expenses), which invoices the Company shall pay in accordance with the Company’s expense reimbursement policy. The Company shall provide the Executive with advance notice of any changes to the Company's expense reimbursement policy.

(d)               All outstanding equity awards held by the Executive as of the date hereof shall continue to vest and remain outstanding in accordance with their terms so long as the Executive remains on the Board or as a consultant to the Company; provided that the vesting schedule of each award which is unvested as of the Transition Date is hereby amended so that one twelfth (1/12th) of the unvested portion of each such award shall vest as of the last business day of each calendar month commencing in December 2020 (or such earlier date as the Executive is unable to provide consulting services due to death or disability), with performance-based restricted stock units held by the Executive as of the date hereof vesting at the maximum level of performance, provided that the Executive does not terminate both his provision of services hereunder and his service as a director prior to the applicable vesting date. If the Executive terminates both his provision of services hereunder and his service as a director prior to the first anniversary of the Transition Date, equity awards that are unvested as of such termination shall be forfeited; provided, however, that if such terminations occur with the consent of the Company, all then unvested equity awards shall vest upon the termination. With respect to stock options, the Executive will continue to have until the earlier of the expiration date of the option or three (3) years from the date of termination of Executive's consulting and Board services to exercise all vested options unless the stock plan pursuant to which the option is granted requires earlier termination in connection with a liquidation or sale of the Company.

(e)               The Company will, for a period of twelve (12) months following the Transition Date, continue Executive's participation in the Company's group health plan and dental plan and shall pay that portion of the premiums that the Company paid on behalf of Executive and his dependents during Executive's employment, provided, however, that if at any time during such 12 month period the Company's health insurance plan and/or dental plan does not permit such continued participation, then the Company shall, for the remainder of such 12 month period, pay that portion of the premiums associated with COBRA continuation coverage that the Company paid on behalf of Executive and his dependents during Executive's employment, including any administrative fee, for such twelve-month period; and provided, further, that if Executive becomes employed with another employer during the period in which continued health insurance and/or dental insurance is being provided pursuant to this Section 1(e), the Company shall not be required to continue such health and dental benefits, or if applicable, to pay the costs of COBRA, if Executive becomes covered under a health insurance plan of the new employer. For purposes of this Section 1(e), the term "Executive" shall include, to the extent applicable, Executive's spouse and any of his dependents covered under the Company's group health plan and/or dental plan prior to the Transition Date.

(f)                It is understood by the parties hereto that the Executive shall at all times during the Consulting Period be an independent contractor with respect to the Company and there shall not be implied any relationship of employer-employee, partnership, joint venture, principal and agent or the like by the agreements contained herein. The Executive shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company or its affiliates, except as may be elected by the Executive pursuant to COBRA.

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(g)               The Company shall defend, indemnify and hold harmless the Executive from and against any and all suits, claims, causes of action, damages, losses, liabilities, obligations, costs or expenses (including reasonable attorneys’ fees) incurred by or asserted against the Executive arising out of, relating to or otherwise resulting in whole or in part from any of the services or other activities performed by the Executive for the Company under this Agreement, excluding those arising out of the willful acts or omissions by, or gross negligence of, the Executive. The parties agree that the provisions of this Section 1(g) shall not be construed to limit or reduce any indemnification rights of the Executive with respect to his employment with the Company or services as a director, whether pursuant to contract, insurance, the organizational documents of the Company or otherwise.

(h)               The Company shall reimburse the Executive for attorney's fees incurred in reviewing and negotiating this Agreement, up to a maximum of $50,000.

2.	Accrued Payments and Benefits.

(a)               Accrued Payments and Benefits. The Company shall pay and provide the Executive with his accrued base salary (in accordance with the Company’s normal payroll schedule) and employee benefits through the Transition Date, with such benefits (including any payout of accrued and unused vacation) to be provided in accordance with the terms of the applicable Company plan or arrangement.

(b)               2020 Annual Bonus. In satisfaction of Executive's rights with respect to an annual bonus for the 2020 calendar year, the Executive shall also be paid an annual bonus with respect to the Company's 2020 fiscal year in the amount of $531,995 with such payment to be made on or prior to March 15, 2021.

(c)               Other Matters. The Executive hereby acknowledges that in connection with his retirement he is not entitled to any termination payments or benefits under the Employment Agreement. All payments hereunder, other than the Consulting Fee, shall be subject to required tax withholding.

3.	Termination. This Agreement may be terminated by either party upon thirty (30) days prior notice effective at any time following the first anniversary of the Transition Date. Following any such termination, the Executive shall only be entitled to earned and unpaid amounts of the Consulting Fee for periods prior to the effectiveness of such termination and the equity treatment described in Section 1(c). In the event that the Executive becomes unable to provide services hereunder due to death or disability prior to the first anniversary of the Transition Date, the Consulting Fee shall continue to be payable through such first anniversary.

4.	Entire Agreement. This Agreement supersedes the Employment Agreement, effective as of date hereof, which hereafter shall be of no further force or effect. The Invention, Non-Disclosure, and Non-Solicitation Agreement, dated as of December 31, 2009, by and between the Company and Executive shall remain in effect in accordance with its terms, as shall the agreements governing the Executive's equity-based awards from the Company, as modified by Section 1(c) hereof. Except as specified above, this Agreement represents the entire agreement of the parties regarding the subject matter hereof. The Executive represents that, in executing this Agreement, the Executive has not relied upon any representation or statement made by the Company or any affiliate of the Company, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement or otherwise and has the opportunity to consult with counsel.

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5.	Section 409A. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to the Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax and in a manner that preserves the original economic intent to the maximum possible extent. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s termination date (or death, if earlier). As of the date hereof, the Company believes that the delay described in the preceding sentence is not required with respect to the payments and benefits under this Agreement. The Company makes no representation that any or all of the payments and benefits described in this Agreement shall be exempt from or comply with Section 409A, makes no undertaking to preclude Section 409A from applying to any such payment or benefit. The Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

6.	Miscellaneous.

(a)               This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York without regard to conflict of law principles. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and the Company and the Executive each consent to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(b)               All notices, requests, consents and other communications hereunder will be in writing, will be addressed, if to the Company, at its principal corporate offices to the attention of the Legal Department, and if to Executive, at his address set forth on the signature page hereto, or in either case, such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

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(c)               This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company's assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him (other than pursuant to a personal limited liability company though which the Executive may determine to perform his services hereunder and designate to receive payment of the Consulting Fee). Notwithstanding the foregoing, if Executive dies the compensation and benefits stated in this Agreement will be paid to his beneficiary or his estate if no beneficiary.

(d)               This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

(e)               No delay or omission by a party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(f)                The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement

(g)               This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be delivered by facsimile, and facsimile signatures shall be treated as original signatures for all applicable purposes.

SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ Paolo Fundaro
Name: Paolo Fundaro Title: Chairman of the Board

/s/ Mark Pruzanski
MARK PRUZANSKI

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